Exhibit 99.1

Motus GI Reports First Quarter 2021 Financial Results and Provides Corporate Update

▪	Received 510(k) clearance from FDA for Pure-Vu disposable sleeve for Upper GI endoscopies
▪	Revenue growth of ~40% compared to prior quarter
▪	Additional prominent U.S. medical centers signed to committed volume contract
▪	Advanced reimbursement strategy for Pure-Vu® System in both inpatient and outpatient markets

FORT LAUDERDALE, FL, May 13, 2021 – Motus GI Holdings, Inc., (NASDAQ: MOTS) ("Motus GI" or the "Company"), a medical technology company providing endoscopy solutions that improve clinical outcomes and enhance the cost-efficiency associated with the diagnosis and management of gastrointestinal conditions, today reported its financial results for the first quarter ended March 31, 2021, and provided a corporate update.

“Market conditions are steadily improving in hospitals throughout the U.S., and, as a result, our team continues to build important customer relationships as we execute our strategy to build awareness, market acceptance, and utilization of our novel Pure-Vu System. In terms of key performance indicators in the first quarter of 2021, we delivered an almost 40% increase in revenue compared to last quarter. This represented our third consecutive quarter of incremental revenue growth. We are also encouraged to see a steady increase of Pure-Vu procedures conducted this quarter in comparison to the second half of 2020. We attribute this progress to both a rebound in the volume of hospital GI procedures, as well as the additional training we are conducting with targeted physicians as we regain on-site access at most accounts,” commented Tim Moran, Chief Executive Officer at Motus GI.

“I am pleased to report that two weeks ago the FDA granted 510(k) clearance for our Pure-Vu disposable sleeve designed to fit on gastroscopes to remove blood, blood clots, and debris during Upper GI endoscopies. This is an exciting new market opportunity with the same customer base as our existing solution, as both use the same Pure-Vu System equipment and technology, and the same GIs perform both procedures, with the only difference being they will either use our disposable sleeve for gastroscopes or our disposable sleeves for colonoscopes. As a result, the commercial activity and customer base we are developing should soon be able to consider using Pure-Vu upper GI sleeves in another clinical application where we believe clearing the field of view during critical inpatient procedures also represents a significant unmet need. Emergent Upper GI procedures, where GI bleeding is the predominant indication, may expand our initial inpatient target market in the U.S. by approximately 25%, thereby allowing us to participate in a larger percentage of procedures performed by our key physicians,” continued Mr. Moran.

“During the first quarter we continued to focus on our reimbursement strategy for inpatient and outpatient colonoscopy procedures. Reimbursement may provide an incentive for physicians and facilities to adopt our innovative technology due to favorable additional payments that may enhance the potential economic advantages and savings that Pure-Vu can drive for hospitals. Financial and health economic drivers, of course, complement the superior patient outcomes that we believe the Pure-Vu system delivers today,” concluded Mr. Moran.

First Quarter and Recent Business Highlights

▪	Reported the third sequential quarter of sales growth, which is attributable to increased disposable sleeve sales for procedures using the Pure-Vu System

▪	Signed two additional prominent medical centers to 12-month commitment agreements for minimum disposable sleeve purchase orders during the quarter

▪	Received FDA 510(k) clearance for the new Pure-Vu Upper GI disposable sleeve in April, and currently planning pilot cases with existing Pure-Vu users starting in June 2021

▪	Advanced the strategy to secure reimbursements for the Pure-Vu System when used during inpatient and traditional outpatient colonoscopies, including several submissions to CMS

▪	Announced the publication of new data from a sponsored cost effectiveness and resource allocation analysis of the Pure-Vu System® on the outcomes of cost, quality of life, and aversion of colorectal cancers (CRC), as compared to the current standard of care (SOC) for outpatient colonoscopy in the peer-reviewed journal Cost Effectiveness and Resource Allocation

▪	Continue to enroll patients in the recently announced clinical study at a leading U.S. academic medical center that is using the Pure-Vu System in patients with lower GI bleeding with minimal pre-procedural bowel prep

Financial Results for the Quarter Ended March 31, 2021

The Company reported revenue of approximately $51,000 for the first quarter of 2021, compared to approximately $28,000 for the same period last year. Revenues are generally from new account and site reorder sales of Pure-Vu single-use sleeves.

For the three months ended March 31, 2021, we reported a net loss of $4.6 million, or $0.11 per basic and diluted share, compared to a net loss of $6.5 million, or $0.23 per basic and diluted share, for the same period last year. The net loss attributable to common shareholders in the first quarter of 2021 was $10.8 million, or $0.25 per basic and diluted share, which included a non-cash “deemed dividend from warrant issuance”, totaling $6.1 million, associated with the previously announced issuance of warrants under the warrant exchange agreement executed in January 2021 with an existing institutional investor.

During the first quarter 2021, net cash used in operating activities and for the purchase of fixed assets was $4.7 million as compared to $7.2 million for the same period of 2020, a reduction of approximately 35% year-over-year. First quarter 2021 cash expenditures included certain one-time annual outflows associated with compliance and corporate matters, totaling approximately $1.6 million, which will not recur in future quarters this year.

The Company reported $27.7 million in cash and cash equivalents as of March 31, 2021.  This balance includes the approximately $11 million raised from our January 2021 warrant exchange agreement, as well as $8 million from our 2019 term loan agreement with Silicon Valley Bank.

Conference Call:

The Motus GI management team has scheduled a conference call for today, May 13th, at 4:30 p.m. ET to discuss these results. To access the conference call, investors are invited to dial (877) 407-0792 (U.S. and Canada) or (201) 689-8263 (International). The conference ID number is 13719304. A live audio webcast can be accessed by visiting the investor relations section of the Company’s website, www.motusgi.com or http://public.viavid.com/index.php?id=144700. A replay of the webcast will be archived on the Motus GI website for 90 days following the event.

About Motus GI

Motus GI Holdings, Inc. is a medical technology company, with subsidiaries in the U.S. and Israel, providing endoscopy solutions that improve clinical outcomes and enhance the cost-efficiency associated with the diagnosis and management of gastrointestinal conditions.

For more information, visit www.motusgi.com and connect with the Company on Twitter, LinkedIn and Facebook.

Forward-Looking Statements

This press release contains certain forward-looking statements. Forward-looking statements are based on the Company's current expectations and assumptions. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. These statements may be identified by the use of forward-looking expressions, including, but not limited to, "expect," "anticipate," "intend," "plan," "believe," "estimate," "potential," "predict," "project," "should," "would" and similar expressions and the negatives of those terms, including without limitation, risks related to the Company’s cost reduction plan, the cost savings and the cash expenses related to the implementation of the plan, risks related to the continued impact of the COVID-19 pandemic, risks inherent in the development and commercialization of potential products, uncertainty in the timing and results of clinical trials or regulatory approvals, maintenance of intellectual property rights or other risks discussed in the Company’s Form 10-K filed on March 16, 2021, and its other filings with the Securities and Exchange Commission. Prospective investors are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

Investor Contact:

Bob Yedid

LifeSci Advisors

(646) 597-6989

bob@lifesciadvisors.com

Motus GI Holdings, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands, except share and per share amounts)

	March 31,	December 31,
	2021	2020
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$27,749	$20,819
Accounts receivable	74	35
Inventory	770	805
Prepaid expenses and other current assets	1,221	448
Total current assets	29,814	22,107

Fixed assets, net	1,312	1,178
Right-of-use assets	730	766
Other non-current assets	13	13
Total assets	$31,869	$24,064

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$2,015	$2,333
Operating lease liabilities - current	243	238
Other current liabilities	4	60
Term debt, net of debt discount of $19 and $21, respectively	7,981	7,979
Total current liabilities	10,243	10,610

Contingent royalty obligation	1,697	1,617
Operating lease liabilities - non-current	504	547
Total liabilities	12,444	12,774
Commitments and contingent liabilities (Note 9)
Shareholders’ equity
Preferred Stock $0.0001 par value; 10,000,000 shares authorized; zero shares issued and outstanding	-	-
Common Stock $0.0001 par value; 115,000,000 shares authorized; 46,779,028 and 32,272,309 shares issued and outstanding as of March 31, 2021 and December 31, 2020, respectively	5	3
Additional paid-in capital	127,790	115,008
Accumulated deficit	(108,370)	(103,721)
Total shareholders’ equity	19,425	11,290
Total liabilities and shareholders’ equity	$31,869	$24,064

Motus GI Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Comprehensive Loss

(unaudited, in thousands, except share and per share amounts)

	Three Months Ended March 31,
	2021	2020

Revenue	$51	$28

Operating expenses:
Costs of revenue - sales	28	30
Research and development	1,345	1,935
Sales and marketing	676	1,863
General and administrative	2,444	2,912
Total costs and expenses	4,493	6,740
Operating loss	(4,442)	(6,712)

Gain (loss) on change in estimated fair value of contingent royalty obligation	(80)	321
Finance expense, net	(117)	(112)
Foreign currency loss	(10)	(8)

Net loss	(4,649)	(6,511)
Deemed dividends from warrant issuance	(6,145)	-
Net loss attributable to common shareholders	$(10,794)	$(6,511)

Basic and diluted loss per common share:
Net loss	$(0.11)	$(0.23)
Net loss attributable to common shareholders	$(0.25)	$(0.23)
Weighted average number of common shares outstanding, basic and diluted	42,230,001	28,817,711